Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of the 1995 Stock Option Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-04181), the Registration Statement of the 1998 Comprehensive Stock Option and Award Plan of Grill Concepts, Inc on Form S-8 (File No. 333-57369), and the Registration Statement covering additional shares under the 1998 Comprehensive Stock Option and Award Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-64850) of our report dated March 14, 2003 relating to the consolidated financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers LLP


Los Angeles, California
March 27, 2002

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